EXHIBIT 10.3

JOINT VENTURE AGREEMENT OF OLIN FARMS, LLC

This Joint Venture Agreement (Agreement) is entered into on July 1, 2020 (Effective Date), by and between Good Hemp Inc., a Nevada (NV) corporation (GH), and Paul Hervey, an individual (or Paul Hervey entity) (Hervey), for the purpose of setting forth the Parties’ rights and obligations with respect to a business venture involving industrial hemp specific to the Facility (as defined below). GH and Hervey may be referred to hereinafter individually as a “Party” and collectively as the “Parties”.

RECITALS

a.	GH has expertise cultivating industrial hemp, processing industrial hemp into commercial products, and in marketing and selling these products.

b.	GH’s experience, expertise and connections with other companies in the industrial hemp industry will assist the Parties in accomplishing their stated objectives regarding industrial hemp. GH is registered with the State of North Carolina as an industrial hemp processor and is in good standing under the laws of the State of North Carolina, and with the North Carolina Industrial Hemp Commission (NCIHC);

c.	Hervey is a licensed hemp cultivator in good standing under the laws of the state of NC with approximately three thousand, seven hundred (3,700) square feet of greenhouse cultivation space and ~ 9 acres of farmable land (Facility).

d.	GH and Hervey desire to combine their respective expertise, experience, and connections and enter into a joint venture arrangement for the cultivation of hemp as set forth in this Agreement.

e.	The management and operation of the joint venture shall be governed by this Agreement pursuant to which GH and Hervey shall each commit certain of their respective organizational resources to the initiation and management of the joint venture including, without limitation: (i) GH shall contribute up to one hundred sixty thousand dollars ($160,000.00) for the preparation of the Facility, including but not limited to: providing miscellaneous equipment, genetics, greenhouse structure, water lines, electrical lines, and other Preparation Expenses as that term is defined herein,; (ii) GH shall contribute up to one hundred seventy-four thousand dollars ($174,000.00) as ongoing operational expenses for the joint venture; (iii) As it relates to the activities contemplated pursuant to this Agreement, Hervey shall contribute exclusive use of the Facility; (iv) Hervey shall purchase services and/or purchase or lease necessary equipment for the planting, cultivation and irrigation for growing hemp; (v) the joint venture shall conduct hemp cultivation activities at the Facility to create Material (as defined below) (vi) GH and Hervey shall share the net revenue of the joint venture from the sale of Material to new and existing customers of the parties, in each case upon the terms, conditions, and limitations provided herein.

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TERMS OF AGREEMENT

In consideration of the mutual benefits provided by this Agreement, and for other good and valuable consideration, the Parties agree that the above recitals are true and correct and are incorporated into this Agreement by reference, and further agree as follows:

1.	Definitions. In addition to the terms defined above, the following terms shall have the following meanings in this Agreement:

a.	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b.	“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed, directly or indirectly, orally or visually or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by a Party or any of its Representatives from or after the date hereof regarding the structure, business, operations or any other aspects of such Party or its Affiliates employees, members, managers, directors, officers, clients, consultants, contractors, or business associates, including, without limitation, all analyses, ideas, compilations, reports, budgets, business, marketing and development strategies and plans, all manufacturing, development, storage, production and shipment ideas, concepts, strategies, methods and techniques, all customer or supplier identities, characteristics and agreements, financial statements, results or other information, about costs, profits, markets, sales, and pricing methodology, forecasts, projections, organizational structure, internal practices and operations, contractor information, vendor, distributor and supplier lists, customer lists, designs, drawings, slogans, logos, ideas, processes, systems, products, inventions, training materials, techniques, methods, know-how, trade secrets, formulas, concepts, computer programs, equipment, tools, machinery, appliances, apparatus, software, electronic files, data, research, contracts, employee information and personnel files and compensation, studies, samples, any information that is subject to attorney-client privilege or which has been prepared in anticipation of litigation and any other information that is non-public, and other documents, notes, interpretations and other materials prepared by or for the Recipient which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Confidential Information” is to be broadly defined, and includes all information produced, acquired or communicated in any form, whether verbal, visual, written or electronic, that has or could possibly have commercial value or other utility in the business in which the Party or any of its Affiliates is engaged, becomes engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Party of any Affiliate thereof, whether or not such information is identified as Confidential Information by the Party or its Representatives.The term “Confidential Information” as used herein does not include information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement) or (ii) was available to the Recipient from a source other than the Party or its Representatives, provided that such source is not and was not bound by a confidentiality agreement regarding the Party.To the extent any Confidential Information includes materials subject to the attorney-client privilege, neither Party is waiving and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to the other Party.

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c.	“Disclosing Party” means a Party that discloses Confidential Information to another Party or such other Party’s Representatives.

d.	“GH Intellectual Property Rights” means any and all intellectual property rights of GH in or relating to the cultivation of the Material and in all other aspects of the business and operations of GH, including but not limited to, all inventions, discoveries, processes, patents, copyrights, designs, moral rights, trade and service marks (including goodwill in those marks), domain names and trade names, and any and all applications or rights to apply for registration of any of the foregoing.

e.	“Hervey Intellectual Property Rights” means any and all intellectual property rights of Hervey in or relating to cultivating the Material and in all other aspects of the business and operations of Hervey, including but not limited to, all inventions, discoveries, processes, patents, copyrights, designs, moral rights, trade and service marks (including goodwill in those marks), domain names and trade names, and any and all applications or rights to apply for registration of any of the foregoing.

f.	“Joint Venture Confidential Information” means the terms of this Agreement, the processes or methodologies used to cultivate the Material, specifications, Material prices, the advertising programs utilized by the joint venture, promotions conducted by the joint venture, and all other Confidential Information relating to joint venture, or the joint venture’s customers, business methods and financial affairs. Such information shall be treated as joint venture Confidential Information irrespective of its source and all information that the Venturers identify as being “confidential” or a “trade secret” shall be presumed to be joint venture Confidential Information.

g.	“Joint Venture Intellectual Property Rights” means any and all intellectual property rights of joint venture, if any, in or relating to the Material and in all other aspects of the business and operations of the joint venture, including but not limited to, all inventions, discoveries, processes, patents, copyrights, designs, moral rights, trade and service marks (including goodwill in those marks), domain names and trade names, and any and all applications or rights to apply for registration of any of the foregoing.

h.	“Material” shall refer to industrial hemp biomass material that must have been lawfully cultivated under applicable state and federal law, and also grown pursuant to the terms of this Agreement.

i.	“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, association, trust, members of joint venture entities or other entity.

j.	“Proceeding” shall have the meaning set forth in Section 27 hereof.

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k.	“Recipient” means a Party that receives Confidential Information from the other Party or its Representatives.

l.

“Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, members, managers, general partners, agents, contractors, subcontractors, and consultants (including attorneys, financial advisors and accountants).

m.	“Term” shall have the meaning set forth in Section 16 below.

2.	Formation. A joint venture is created and entered into between the Parties subject to the terms and conditions of this Agreement. The joint venture shall conduct business under the name “Olin Farms, LLC”. All assets, agreements, and transactions shall be taken, executed, and performed in the name of the joint venture. The joint venture shall have such powers as are necessary or appropriate to carry out the purposes of the joint venture and for the benefit and protection of the joint venture; provided, however, that no action shall be taken or power exercised by the joint venture unless such action or power is either (i) expressly authorized by this Agreement or (ii) expressly approved in writing by each of the Parties. Except as expressly set forth herein, no Party, acting alone, shall have the authority to act for, or undertake or assume any obligation or responsibility on behalf of, the other Party or the joint venture.

3.	Warranty. The Parties each warrant that the execution and performance of this Agreement shall not constitute a breach of any agreement or restriction, if any, to which either is a party or by which either may be bound.

4.	Place of Business. The principal office and place of business of the joint venture shall be located at _______________________ or such other location as the Parties shall designate in writing from time to time.

5.	Scope. GH is in the business of industrial hemp cultivation, processing, and sale. Hervey is in the business of growing agricultural crops, including hemp as set forth in 7 USC § 5940, sections 10113 of the Agricultural Improvement Act of 2018, and the laws and regulations of the state of NC. The Parties are willing to provide their experience, expertise, time, labor, connections, and consultation as set forth in this Agreement for the benefit of the joint venture. The joint venture is created to conduct business for the purpose of hemp cultivation. The joint venture shall not engage in any business or devote itself to any objective other than those stated in this Agreement unless such business and/or objective is reasonably incidental to it.

6.	Other Business of the Parties. The Parties to this Agreement may have interests in businesses other than the joint venture business. The joint venture business shall not have a right to income or proceeds derived from such other business interests. Each member of the joint venture shall be free to engage in any other business activity for such member's exclusive benefit, and the other member shall have no interest in any such other business activity.

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7.	Joint Venture Obligations.

a.	GH agrees to contribute capital for the associated costs of cultivation, including, but not limited to: Facility improvement, water lines, electrical lines, greenhouse structure and equipment, industrial hemp plant genetics, and reimbursement of Hervey’s Initial Expenses (Preparation Expenses). The Parties agree the Preparation Expenses shall be memorialized in an accounting (Accounting) that will be agreed upon and mutually executed between the Parties.

b.	Additionally, upon the execution of this Agreement, GH agrees to compensate Hervey for Hervey’s Initial Expenses as set forth on Exhibit 2.

c.	Further, GH agrees to provide the operating expenses for the joint venture during the term of this Agreement (Operating Expenses). The estimated cost of the Operating Expenses shall not exceed one hundred seventy-four thousand dollars ($174,000.00) and which shall be set forth on the Accounting.

d.	The joint venture shall compensate GH for the Preparation Expenses and Operating Expenses set forth on the Accounting (See Exhibit 1, incorporated herein by reference) pursuant to the terms and conditions of this Agreement. It is understood between the Parties that all physical equipment and Facility improvements financed by the Preparation Expenses shall remain the sole property of Hervey in perpetuity.

e.	Subsequent to the formation of this Agreement, if additional capital contributions are deemed necessary by the members of the joint venture, they shall be made equally by the members in a separate accounting, at such time and in such amounts as the members shall designate in a writing to be mutually executed by the Parties. Any capital expenditures to be made by the joint venture that would result in additional capital contributions, or an increase in the Preparation Expenses and Operating Expenses, shall be approved in writing by all parties prior to said expenditure.

8.	Management and Operation.

a.

Subject to the terms and conditions set forth above, the Parties shall be responsible for overseeing the day-to-day management of the Facility, the cultivation of the Material at the Facility, the joint venture, and its daily operations. The Parties agree to devote the time and effort necessary for the proper operation of the joint venture.

9.	Profits and Losses. The joint venture shall operate on a fiscal year and net profits and losses at the end of the fiscal year shall be allocated among the Parties to this Agreement as follows:

a.	Prior to the distribution of any profits as set forth in this Agreement, the Parties agree the joint venture must fully reimburse GH and Hervey for all Preparation Expenses, Operating Expenses and Initial Expenses actually paid (Reimbursement) and listed in Exhibits 1 and 2, to the extent the same have not previously been reimbursed.

b.	Upon satisfying its obligations as set forth in Section 9(a) to this Agreement, the joint venture shall allocate fifty percent (50%) of the profits to GH.

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c.	Upon satisfying its obligations as set forth in Section 9(a) to this Agreement, the joint venture shall allocate fifty percent (50%) of the profits to Hervey.

d.	Notwithstanding the foregoing, unless otherwise agreed to by the Parties in writing, the joint venture shall compensate GH for the Operating Expenses either in cash, in the form of Material cultivated by the joint venture at the fair Market Rate for similar Material as set forth by the Jacobsen’s Hemp Bulletin, (https://thejacobsen.com/daily-bulletins/hemp/), or finally, in any manner in which GH deems reasonable. For purposes of this Agreement, the Market Rate shall be determined using the Jacobsen’s Hemp Bulletin by taking an average between the then daily price for similar Material and the cost for similar Material from the week prior to the time the joint venture compensates GH.

10.

Confidential Information.During the term of this Agreement and at all times thereafter, the Receiving Party agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for its own or another’s benefit any of the Disclosing Party’s Confidential Information or permit the same to be used in competition with the other Party.The Parties agree to refrain from such acts and omissions that would reduce the value of the Disclosing Party’s Confidential Information. During the term of this Agreement and for a period of three years thereafter, the Parties agree to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for its own or another’s benefit any joint venture Confidential Information or permit the same to be used in competition with the joint venture. The Parties agree to refrain from such acts and omissions that would reduce the value of the joint venture Confidential Information. Except for such disclosure as is necessary not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority, neither Party shall, and shall not permit any of its Representatives to, without the prior written consent of the other Party, disclose to any Person: (a) the fact that the Confidential Information has been made available to it or that it has received or inspected any portion of the Confidential Information, (b) the existence or contents of this Agreement, (c) the fact that investigations, discussions or negotiations are taking or have taken place concerning the business relationship between the Parties, including the status thereof, or (d) any terms, conditions or other matters relating to such business relationship.If either Party or any of its Representatives is required to disclose any Confidential Information, by law, regulation or legal or regulatory process, such Party shall (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) give the other Party prompt prior written notice of such request or requirement so that such Party may seek an appropriate protective order or other remedy; and (iii) cooperate with such Party to obtain such protective order. In the event that such protective order or other remedy is not obtained, the recipient Party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which is legally required to be disclosed and, upon such Party’s request, use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

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11.	Intellectual Property Rights. Hervey acknowledges and agrees that GH is, at the date of this Agreement and at all later times will be, entitled to be the owner of the GH Intellectual Property Rights. Hervey further acknowledges and agrees that upon the creation of any GH Intellectual Property Rights, such Intellectual Property Rights shall vest in and be the property of GH. Hervey covenants and agrees: (i) to do everything necessary to preserve and protect GH’s ownership of those GH Intellectual Property Rights, and (ii) that it will not directly or indirectly do anything to contest or impair GH’s title to and interest in the GH Intellectual Property Rights. GH acknowledges and agrees that Hervey is, at the date of this Agreement and at all later times will be, entitled to be the owner of the Hervey Intellectual Property Rights. GH further acknowledges and agrees that upon the creation of any Hervey Intellectual Property Rights, such Hervey Intellectual Property Rights shall vest in and be the property of Hervey. GH covenants and agrees (i) to do everything necessary to preserve and protect Hervey’s ownership of those Hervey Intellectual Property Rights, and (ii) that it will not directly or indirectly do anything to contest or impair Hervey’s title to and interest in the Hervey Intellectual Property Rights. Each of Hervey and GH acknowledges and agrees that the joint venture is, at the date of this Agreement and at all later times will be, entitled to be the owner of the joint venture Intellectual Property Rights. Each of Hervey and GH further acknowledges and agrees that upon the creation of any joint venture Intellectual Property Rights, such Intellectual Property Rights shall vest in and be the property of joint venture. Each of Hervey and GH covenants and agrees (i) to do everything necessary to preserve and protect the joint venture’s ownership of those joint venture Intellectual Property Rights, and (ii) that it will not directly or indirectly do anything to contest or impair the joint venture’s title to and interest in the joint venture Intellectual Property Rights.

12.	Injunctive Relief. It is agreed that it would be difficult to measure the damage to the Parties from any breach of the provisions of Section 10 or Section 11 by GH or Hervey, and that injury to either Party from any such breach would be incalculable and that damages therefore may be an inadequate remedy. Accordingly, each Party shall be entitled to equitable relief, including a temporary restraining order, an injunction, and any other relief, including damages, that may be available in any court having competent jurisdiction. Notwithstanding the foregoing, a Party may not pursue a claim against the other Party for breach of a provision of Section 10 or Section 11 unless such breach has a material adverse effect on the Party pursuing such claim.

13.	Defaults.

a.	Default by GH. In the event GH shall breach or default on any of its covenants, obligations or agreements under this Agreement, and GH shall fail to cure such breach or default within thirty (30) days after its receipt of written notice thereof from Hervey, Hervey shall have all rights and remedies available to it under this Agreement, at law, in equity, or otherwise. All rights and remedies to Hervey hereunder shall be cumulative.

b.	Default by Hervey. In the event Hervey shall breach or default on any of its covenants, obligations or agreements under this Agreement, and Hervey shall fail to cure such breach or default within thirty (30) days after its receipt of written notice thereof from GH, GH shall have all rights and remedies available to it under this Agreement, at law, in equity, or otherwise. All rights and remedies to GH hereunder shall be cumulative. In addition to the rights set forth above, in the event Hervey shall terminate this Agreement prior to the expiration of the initial Term, then one half (1/2) of the total amount of the Preparation Expenses actually expended, but not to exceed $75,000.00, shall become immediately due and payable. All rights and remedies to GH hereunder shall be cumulative.

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14.	Records and Accounts. Joint venture accounts shall be maintained on an accrual basis and shall have a fiscal year end of December 31.

15.	Banking. Joint venture funds shall be maintained in a bank approved by parties and shall be listed in the name of the joint venture.

16.	Term. Unless otherwise terminated as provided herein, the term of this Agreement shall be from the Effective Date and shall end on the day that is one year from the Effective Date. The Term shall automatically renew for successive one (1) year periods unless either Party provides written notice of non-renewal to the other party at least one hundred eighty (180) days prior to the end of the then current Term. Notwithstanding the foregoing, this Agreement shall automatically terminate if at any time during the term the State of North Carolina reverses, amends, or withdraws the current legal authority or Hervey’s license to grow industrial hemp in the state. It is the understanding between the Parties that if this Agreement is automatically terminated due to a change in law in the State of North Carolina, at its option, GH shall be permitted to conduct other cultivation activities, unrelated to hemp cultivation at the Facility, for a period to be determined by the Parties. In the event GH proceeds with the option set forth in this Paragraph 16, GH shall pay as lease payments to Hervey a sum equal to one-half (1/2) of the net profits generated through the continued use of the Facility.

17.	Termination.

a.	This Agreement may only be terminated pursuant to the expressed provisions of this Agreement. Notwithstanding anything contained within this Agreement to the contrary, this Agreement may be terminated prior to the expiration of its Term pursuant to any of the following provisions: (i) either Party may terminate this Agreement by delivery of written notice to the other Party if the other Party breaches any of the material terms and conditions of this Agreement; provided, however, if the breach is curable such notice shall not be effective unless and until such breach remains uncured for a period of thirty (30) days after delivery of such notice; (ii) either Party may terminate this Agreement effective immediately upon delivery of written notice to the other Party, if the other Party (A) ceases to actively conduct its business, (B) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy not dismissed within sixty (60) days, (C) makes a general assignment for the benefit of its creditors, or (D) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within sixty (60) days of such appointment.

b.	Following expiration or termination of this Agreement for any reason: (i) the Parties’ respective obligations under Sections 9, 10, 11, 13, and 19 herein shall survive the expiration and termination of this Agreement and shall continue in full force and effect; and (ii) GH shall have the right to distribute any and all remaining Material pursuant to the terms hereof, with the understanding that any revenue generated from the sale of the Material shall be shared equally among the Parties.

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c.

Rights of All parties after Termination. Following the expiration or termination of this Agreement, for any reason, and after the execution of the provisions outlined in Section 17(b) The Parties agree to the following: (i) All parties, including affiliates and subcontractors, will retain the right to use the technology developed as a part of the joint venture in any business activity; (ii) No Party in the agreement, nor its affiliates or subcontractors, shall hold any Party liable for any use of the technology acquired as a participant of the joint venture.

18.	Accessibility. In order to complete its responsibilities as set forth in this Agreement, it is understood between the Parties to this Agreement that GH shall have unrestricted access to the Facility at any time to provide its guidance and oversight.

19.	Indemnity. The parties shall indemnify, defend, and hold harmless each other and each party's predecessors, successors, officers, directors, employees, agents and assigns, from and against any and all claims, liability, expenses, including but not limited to reasonable attorney's fees and litigations costs (Claims), to the extent such Claims are caused by acts or omissions of the party or any of its officers, directors, agents, employees, representatives, supervisors, successors, assigns, employees, or subcontractors in connection with the performance of its obligations under this Agreement. Such act or omissions, may include, but are not limited to, negligence, strict liability or statutory violations.Further, GH agrees to indemnify, defend and hold harmless Hervey, its successors, agents and assigns from any Claims resulting from GH’s seed supply, the seed type or variety provided, and/or the resulting Material for matters outside the control of Hervey in the cultivation process.

20.	Insurance. The parties, at their own expense, shall at all pertinent times during the term of this Agreement possess sufficient insurance coverage, including general liability insurance, in the amount of no less than one million dollars ($1,000,000.00), to fund its indemnity, liability, and other obligations arising from or related to this Agreement. Each parties' fulfillment of its obligations under this paragraph shall not, of itself, in whole or in part satisfy or fulfill its indemnity, liability, or other obligations owing under this Agreement or applicable law. Among other coverage, Olin Farms, LLC shall at all times carry commercial insurance on the Facility and the Material, to the extent the latter is available, to cover for loss arising from fire or damage caused by unforeseen or natural disasters.

21.	Entire Agreement. This is the exclusive record of the Parties' agreement. The Parties intend the terms and conditions of this record to constitute the final, complete, exclusive, and completely integrated terms and conditions to which they intend to be bound and they do not intend to be bound by any other agreements, promises, conditions, or representations, written or oral, of whatsoever kind or nature, including, without limitation, any trade usage or course of dealing which the parties hereby intend to be negated.

22.	Governing Law. Any and all matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or arising from alleged extra contractual facts prior to, during, or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence, or any other alleged tort or violation of the contract, shall be governed by, construed and enforced in accordance with the laws of North Carolina.

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23.

Dispute Resolution. The parties agree to use their respective reasonable commercial efforts in good faith to resolve any disputes arising out of or related to this Agreement. To the extent that the dispute in question cannot be resolved through such normal business practices, it shall first be submitted to mediation before a professional mediator, mutually agreeable to the parties, for a period to last no more than ninety (90) days, and if such dispute is not settled within such time, it shall then be settled by binding arbitration before a single arbitrator in Iredell County, NC, in accordance with the rules of the American Arbitration Association. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of preparing and presenting its case. In no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction.

24.	Independent Contractor.

a.

Relationship. Each of the Parties is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venture partner or franchisee of the other for any purpose whatsoever. Accordingly, each Party shall be exclusively responsible for the manner in which it performs its duties under this Agreement and for the profitability or lack thereof of its activities under this Agreement. All financial obligations associated with each Party’s business are the sole responsibility of the respective Party. The Parties do not have, and shall not represent itself as having, any right or authority to obligate or bind the other in any manner whatsoever.

b.

Employee Obligations. Each Party shall be solely responsible to its own employees for any compensation due to them and for compliance with all applicable laws with respect to worker’s compensation, withholding taxes, unemployment compensation, social security payments, and any other charges against compensation imposed by any governmental authority as to each Party’s own employees. Each Party agrees to provide proof of worker’s compensation coverage for its employees upon the request of the other Party.

25.	Assignment. Neither party may assign or transfer its interest in the joint venture without the prior written consent of the other party. Any attempted transfer without such consent shall be null and void.

26.	Severability. If any provision of this Agreement or the application of it to any party or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other parties or circumstances shall not be affected and that provision shall be enforced to the greatest extent permitted by law.

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27.	Attorney’s Fees. In the event any litigation, arbitration, mediation or other proceeding (“Proceeding”) is initiated by either Party against the other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses and actual attorney’s fees relating to or arising out of (i) such Proceeding, whether or not such Proceeding proceeds to judgment, and (ii) any post-judgment or post-award proceedings, including without limitation, one to enforce any judgment or award resulting from such Proceeding. Any such judgment or award shall contain specific provisions for the recovery of all such attorney’s fees, costs and expenses and the recovery of all such subsequently incurred costs, expenses and actual attorney’s fees.

a.	Notwithstanding the foregoing, the Parties agree and acknowledge all Attorney’s Fees associated with the creation and formation of the joint venture shall be borne by the joint venture itself.

28.	Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OF ANY TYPE IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT.

29.	Headings. Section headings in this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

30.	No Third-Party Beneficiary.No person, firm, partnership, corporation, joint venture, company or other legal entity (except for GH and Hervey and their respective successors and assigns) is intended to be or shall be deemed to be a beneficiary of any of the terms, conditions and provisions of this Agreement, except to the extent, if any, expressly provided under a separate agreement signed by both GH and Hervey.

31.	Further Assurances.The Parties hereto acknowledge and agree that they shall, from time to time and without further consideration, each execute and deliver all agreements, documents and instruments required to be executed and delivered by them in connection with this Agreement, and to execute and deliver such additional instruments and documents and to take such additional actions from time to time, whether prior to, at or after the Effective Date, as may be reasonably required to effectuate the transactions contemplated in this Agreement.

32.	No Oral Modification. This Agreement may not be amended except by a writing signed by the parties.

33.	Waiver. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision or of the same provision in the future.

34.	Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given shall be in writing and shall be as follows:

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TO GH:	Good Hemp Inc. Address: 20311 Chartwell Center Drive, Suite 1469 Cornelius, NC 28031 Email address: [redacted] Phone number: 704-790-9799

COPY TO:	Kight Law Office, PC Address: 84 West Walnut Street, Suite 201, Asheville, NC 28801 Email address: [redacted]

TO HERVEY:	Paul M. Hervey [redacted] Email address: [redacted] Phone number: [redacted]

Either Party may, by written notice pursuant to this section, change the address, email, phone number, and/or recipient for receiving such notices.

35.

Force Majeure. Neither party will be responsible for its failure to perform under this Agreement when such failure to perform has been caused by an Act of God, force of nature, physical casual-ty, accident, labor strike, utility failure, war or war-like activity, terrorism, vandalism, insurrection or civil commotion, shortage of raw materials or supplies or other causes similar to the foregoing that is beyond the direct or reasonable control of the parties, provided that the party failing to perform uses all reasonable diligence to remedy such failure as promptly as practicable and gives immediate written notice of the force majeure.After the disaster or event, an immediate damage assessment will be made by both parties and a preliminary report completed for discussion in subsequent mandatory conference calls.

WE AGREE:

Good Hemp Inc.

By:	/s/ William Alessi 8/24/20
Bill Alessi, CEO

Paul M. Hervey

By:	/s/ Paul M. Hervey 8-24-20
Paul M. Hervey

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EXHIBIT 1- ACCOUNTING

Preparation and Operating Expenses

PREPARATION EXPENSES

1. 135’ x 30’ greenhouse structure & installation fully functional on pre-poured concrete slab;

2. 1x Crop King Control Panel;

3. 12x LED grow lighting panels to support plant cultivation requirements;

4. 6x 20” Horizontal Air Flow Fans;

5. 580x Cultivation pots with drip lines and irrigation installed;

6. Miscellaneous potting “Pro-Mix” and nutrients for plants;

7. Miscellaneous testing equipment and general greenhouse related items; and

8. Seed and/or clones to plant nine (9) acres and (1) 123’ x 30’ greenhouse.

9. Reimbursement of Hervey’s Initial Expenses

CAPPED AT:	$60,000.00

TOTAL VALUE:	$160,000.00

OPERATING EXPENSES

1. Ongoing Farm Labor;

2. Ongoing Utilities at the Facility; and

3. Ongoing Miscellaneous Operational Expenses.

TOTAL VALUE:	$174,000.00

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EXHIBIT 2- HERVEY’S INITIAL EXPENSES

HERVEY’S INITIAL EXPENSES

C&S Concrete- Final pad preparation; leveling gravel; pouring pad; 10’ expansion cuts:	$12,600.00
Gunther- Site clearing; pad preparation; road and gravel; irrigation 2” piping; fixtures and labor from road to greenhouse	$28,700.00
Gaither Trucking- Gravel/rock/sand for slab base	$2,059.51
Energy United- power line trenching and hook up to greenhouse)	$311.45
Propane line trenching	$80.00
JS Plumbing and Piping- (propane line and heater hook up and exhaust to spec.	$2,600.00
Anderson and Son- Greenhouse electric to spec.; Service call for computer hook up	$5,499.00
Iredell Water – Water bill, greenhouse	$70.14
TOTAL VALUE:	$51,921.00

OPERATING EXPENSES

Farm labor at $1000 in total for 3 months- field preparation, managing and assisting with greenhouse preparation; tractor repair on hydraulic cylinders

TOTAL VALUE:	$1,000.00
TOTAL TO DATE:	$52,921.00

June 10th Electrical Bill (Energy United)	$235.83
June 24th Iredell Water Bill	$44.15
July 9th Electrical Bill (Energy United)	$232.35
Updated Total as of 7/16/2020	$53,433.33

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